Exhibit 99.1
NEWS RELEASE
Sparton Receives Second Notification of Non-Compliance from the NYSE
     (Jackson, Michigan) November 6, 2008 — Sparton Corporation (NYSE: SPA) (“Sparton”) today announced it has been notified by the NYSE Regulation, Inc. (“NYSE Regulation”) that it had made a determination that the common stock of Sparton should be removed from the list for failure to comply with the NYSE’s continued listing standards. The decision to suspend the Company’s common stock was reached in view of the fact that the Company had recently fallen below the New York Stock Exchange’s (“NYSE”) continued listing standard regarding average global market capitalization over a consecutive 30 day trading period of not less than $25 million, which is the minimum threshold for listing. The Company had previously fallen below the NYSE’s continued listing standards for average global market capitalization over a consecutive 30 trading day period of not less than $75 million and total stockholders’ equity of not less than $75 million, and was in the process of submitting a business plan for review.
     Under applicable procedures, the Company has 10 business days from the receipt of the notice to submit a request for a review of the determination to a Committee of the Board of Directors of NYSE Regulation. At this time, Sparton expects to submit a request for a review of the determination by NYSE Regulation. After Sparton files a request for review, a review will be scheduled for the first Review Day which is at least 25 business days from the date the request for review is filed with NYSE Regulation. Sparton expects the Review Day will be sometime in January, and NYSE Regulation has advised the Company that we can expect to continue to trade on the NYSE during the appeals process, subject to ongoing monitoring. NYSE Regulation noted, however, that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.
     During this process Sparton will initiate a review of available alternatives for Sparton shareholders to have access to appropriate trading mechanisms for their common stock.
     About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 108th year, is a broad-based provider for electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson Michigan, Sparton has six manufacturing locations world-wide.
     Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, anticipate, target and similar terms and concepts, and the negatives of such expressions) are forward-looking statements that involve risks and uncertainties, including, but not limited to the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including the Vietnam facility; possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.

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